Exhibit 5.1

Tel Aviv, May 7, 2026

RedHill Biopharma Ltd.
21 Ha’arba’a Street
Tel Aviv, 6473921
Israel - Final

Re: RedHill Biopharma Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel for RedHill Biopharma Ltd., a company organized under the laws of Israel (the “Company”), in connection with the sale by the Company through the Agent (as defined below) of American Depositary Shares (“Placement ADSs”), each representing ten thousand (10,000) ordinary shares, par value NIS 0.01 per share (the “Underlying   Shares”), of the Company, having an aggregate offering price of up to $1,587,708, from time to time, pursuant to the At The Market Offering Agreement between the Company and H.C. Wainwright & Co., LLC (the “Agent”), dated February 3, 2025 (the “Agreement”).

The Placement ADSs will be issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-281417) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 9, 2024, and declared effective by the Commission on August 19, 2024 (including information deemed incorporated by reference therein in accordance with applicable rules of the Commission, the “Registration Statement”), the base prospectus contained therein, dated August 19, 2024, forming part of the Registration Statement, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”), and the prospectus supplements dated February 3, 2025 and November 26, 2025, relating to the offering from time to time of the Placement ADSs under the Agreement, as filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”, together with the Base Prospectus and all information incorporated by reference therein, the “Prospectus”).

In connection therewith, we have examined and relied upon copies of the Registration Statement, the Prospectus, the Company’s amended and restated articles of association, and such corporate records, certificates, instruments, and other documents relating to the Company and such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, certificates, instruments and documents we have reviewed, and the legal capacity of all natural persons. As to any facts material to such opinion, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed that (i) prior to the issuance of any of the Underlying Shares under the Agreement, the price, number of Placement ADSs and certain other terms of issuance with respect to any specific Sales Notice (as defined in the Agreement) delivered under the Agreement will be authorized and approved by the Company’s board of directors or a pricing committee of the Company’s board of directors in accordance with Israeli law (the “Corporate Proceedings”) and (ii) upon the issuance of any Underlying Shares, the total number of ordinary shares of the Company issued and outstanding will not exceed the total number of ordinary shares that the Company is then authorized to issue under its amended and restated articles of association.

Based upon the foregoing and in reliance thereon, assuming the completion of the Corporate Proceedings in connection with the delivery of a specific Sales Notice, we are of the opinion that the Underlying Shares to be offered and sold under the Agreement have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and non-assessable.

We are members of the Israeli bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 6-K to be submitted with the Commission on or about May 27, 2026, which will be incorporated by reference in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Goldfarb Gross Seligman & Co.